Maritrans Stockholders Approve Acquisition
Agreement with Overseas Shipholding Group
Philadelphia, PA — November 28, 2006 — Maritrans Inc. (NYSE: TUG) today announced that at a special meeting held today in Philadelphia, Pennsylvania, its stockholders approved the agreement pursuant to which Overseas Shipholding Group, Inc. will acquire Maritrans for $37.50 per share. The companies intend to close the merger later today, subject to the satisfaction of remaining closing conditions.
ABOUT MARITRANS
Maritrans Inc. is a U.S.-based company with a 78-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans employs a fleet of 11 tug/barge units and 5 tankers. Two of these tankers were redeployed to the transportation of non-petroleum cargo. Approximately 75 percent of our oil carrying fleet capacity is double-hulled. Our current oil carrying fleet capacity aggregates approximately 3.4 million barrels, 79 percent of which is barge capacity. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area. More information is available at the Maritrans website, http://www.maritrans.com.
SAFE HARBOR STATEMENT
Certain statements in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to the satisfaction of the conditions to closing of the merger. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this prospectus supplement. The forward-looking statements are subject to a number of risks and uncertainties and include the following: satisfaction of conditions to closing of the proposed merger with OSG, demand for, or level of consumption of, oil and petroleum products; future spot market charter rates; ability to attract and retain experienced, qualified and skilled crewmembers; competition that could affect our market share and revenues; risks inherent in marine transportation; the cost and availability of insurance coverage; delays or cost overruns in the building of new vessels, the double-hulling of our remaining single hulled vessels and scheduled shipyard maintenance; decrease in demand for lightering services; environmental and regulatory conditions; reliance on a limited number of customers for revenue; the continuation of federal law restricting United States point-to-point maritime shipping to US vessels (the Jones Act); asbestos-related lawsuits; fluctuating fuel prices; capital expenditures required to operate and maintain a vessel may increase due to government regulations; reliance on unionized labor; federal laws covering our employees that may subject us to job-related claims; and significant fluctuations of our stock price. Except for our ongoing obligations to disclose material information under the federal securities laws, the Company is not obligated to update these forward-looking statements, even though our situation may change in the future. The Company qualifies all of its forward-looking statements by these cautionary statements.

CONTACT: Maritrans Inc.
Walter T. Bromfield, 813-209-0602
Judith M. Cortina, 813-209-0647
SOURCE: Maritrans Inc.